EXHIBIT 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

CO-PROMOTION AGREEMENT

This Co-Promotion Agreement (this “Agreement”) is entered into as of October 05, 2020 (the “Effective Date”) by and between Sunovion Pharmaceuticals Inc., a Delaware corporation, having a principle place of business at 84 Waterford Drive, Marlborough, Massachusetts, 01752, USA (“Sunovion”) and Urovant Sciences GmbH, a Swiss company, having a principle place of business at Viadukstrasse 8, 4051 Basel, Switzerland (“Urovant”).  Sunovion and Urovant may individually be referred to as a “Party” and collectively as the “Parties.”

A.	Sunovion is a biopharmaceutical company that has certain capabilities with respect to the distribution and sales of pharmaceutical products and related services;
B.	Urovant is a biopharmaceutical company seeking support with respect to certain distribution and marketing related activities for newly approved products; and
C.	Sunovion and Urovant desire to enter into this Agreement in which Sunovion and Urovant will each perform certain obligations to facilitate the sale of the Product (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, it is understood and agreed upon by and between the Parties as follows:

1.	DEFINITIONS

The capitalized terms used in this Agreement shall have the meanings as defined below:

1.1	“AAA” has the meaning set forth in Section 15.10.2.
1.2	“Additional Training Materials Costs and Expenses” has the meaning set forth in Section 6.3.
1.3

“Affiliate” means, with respect to either Urovant or Sunovion, any corporation, company, partnership, joint venture or firm which controls, is controlled by or is under common control with Sunovion or Urovant, as the case may be.  As used in the definition of Affiliate, “control” means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction), and (b) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect at least fifty percent (50%) of the members of the governing body of such non-corporate entity.  Notwithstanding the foregoing, for purposes of this Agreement, (x) Urovant and any Urovant controlled

Confidential & Proprietary

Affiliates shall not be Affiliates of Sunovion, and (y) Sunovion and any Sunovion controlled Affiliates shall not be Affiliates of Urovant.
1.4	“Agreement” has the meaning set forth in the introductory paragraph.
1.5

“Applicable Law” means any federal, state, or local statutes or regulations that may exist from time to time that applies to the obligations of the Parties under this Agreement.  Applicable Law includes, as applicable, (a) the Prescription Drug Marketing Act of 1987, (b) the federal healthcare program Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)) and related implementing regulations, and any similar state law, (c) the federal False Claims Act (31 U.S.C. §§ 3729 et seq.); (d) the Federal Civil Monetary Penalty statute and any similar state law; (e) the Foreign Corrupt Practices Act; (f) anti-corruption and improper payments regulations; and (g) the Federal Food, Drug and Cosmetic Act.

1.6	“Break-Up Fee” has the meaning set forth in Section 14.7.1.
1.7	“Budget” has the meaning set forth in Section 8.1.
1.8	“Business Day” means a day (other than a Saturday, Sunday or a public holiday) on which the banks are generally open for the transaction of general banking in Marlborough, Massachusetts, USA.
1.9

“Change of Control” means any of the following events during the Term: (a) any Third Party (or group of Third Parties acting in concert) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the stock then outstanding of a Party normally entitled to vote in elections of directors; (b) a Party consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into such Party, in either event pursuant to a transaction (or series of transactions) in which more than fifty percent (50%) of the total voting power of the stock outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the same parties as held at least fifty percent (50%) of the outstanding shares of voting stock of the Party immediately preceding such consolidation or merger; or (c) such Party conveys, transfers, assigns or leases to any Third Party, or otherwise disposes of, all or substantially all of its assets.

1.10	“Claims” means any complaints, charges, demands, claims, hearings, investigations, actions, inquiries, proceedings, arbitrations or suits.
1.11

“Co-Promote” means joint performance of detailing and related activities consisting of (i) with respect to the Territory and the Targets, Sunovion’s performance of those detailing and related activities normally undertaken by Sunovion’s sales force, and (ii) with respect to the Territory and certain other targets, Urovant’s performance of detailing and related activities normally undertaken by Urovant’s sales force, in each case ((i) and (ii)), to commercialize a product under a single trademark in the Territory. “Co-Promotion” and “Co-Promoted” shall each have a correlative meaning.

1.12	“Co-Promotion Activities” has the meaning set forth in Section 4.1.

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1.13	“Co-Promotion Expenses” means: [* * *].
1.14	“Co-Promotion Payment” shall have the meaning set forth in Section 8.3.1.
1.15	“Co-Promotion Period” means the period beginning as of the date of the Regulatory Approval of the Product by the FDA and ending on March 31, 2026.
1.16

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to its performance of its obligations under this Agreement, including, the Co-Promotion Activities, reasonable, diligent, good-faith efforts to perform such obligations as a similarly situated pharmaceutical company would normally use to accomplish activities that are similar to such obligations, but not less than the efforts a Party would perform on behalf of itself under similar circumstances while exercising reasonable business judgment.  With respect to a Party’s obligations, Commercially Reasonable Efforts requires that the Party: (a) promptly assign responsibility for such obligations to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis; (b) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations; and (c) consistently make and implement decisions and allocate sufficient resources designed to advance reasonable progress with respect to such objectives.  Notwithstanding the foregoing, if the performance of a Party’s obligations hereunder is impaired by the other Party’s failure to perform its obligations hereunder, the determination of whether such first Party has used Commercially Reasonable Efforts in performing a given obligation will be determined in the context of such other Party’s failure.

1.17

“Confidential Information” means all non-public or proprietary business financial, scientific or technical information in whatever form (oral, visual or written) furnished or made available to, or otherwise acquired by, a Party from the other Party in connection with this Agreement.  Confidential Information shall also include (a) subject to Section 9.7, the terms and conditions of this Agreement, the Sales Plan and any reports, and (b) all derivative information prepared by or on behalf of Receiving Party (such as notes, drawings, plans, projections, analyses, records and materials) that incorporates or reflects Confidential Information.

1.18	“CPC” has the meaning set forth in Section 2.1.
1.19	“CPC Approved Expenses” means any costs and expenses that are approved in writing in advance by a representative of the CPC from each Party and thereafter reflected in the Budget.
1.20	“Detail” means [* * *]. When used as a verb, “Detail” shall mean to engage in a Detail.
1.21	“Disclosing Party” means the Party that discloses Confidential Information to the other Party.
1.22	“Dispute” has the meaning set forth in Section 15.10.
1.23	“Dollar” or “$” means the United States dollar.

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1.24	“DSCSA” means the Drug Supply Chain Security Act, 21 U.S.C. § 201 et seq. and any implementing regulations or guidance thereunder.
1.25	“DSP” means Sumitomo Dainippon Pharma Ltd., a Japanese company with its principal place of business at 6-8 Doshomachi 2-Chome, Chuo-ku, Osaka, 541-0045, Japan.
1.26	“Effective Date” has the meaning set forth in the introductory paragraph.
1.27	“Excluded” has the meaning set forth in Section 11.1.6.
1.28	“Excluded Party” has the meaning set forth in Section 11.1.6.
1.29	“FDA” means the United States Food and Drug Administration and any successor entity thereto.
1.30	“Indication” means a separately defined, well-categorized class of human disease or condition for which a separate NDA must be filed with a Regulatory Authority
1.31	“Initial Co-Promotion Period” means the period from the Effective Date through March 31, 2023.
1.32	“Initial Co-Promotion Period Expenses” has the meaning set forth in Section 8.2.1.
1.33	“Initial Training Materials Costs and Expenses” has the meaning set forth in Section 6.2.
1.34	“IP” has the meaning set forth in Section 10.1.
1.35	“Losses” means liabilities, damages, awards, settlements, judgments, interest, costs, fines and expenses (including all reasonable attorneys’ fees and expenses).
1.36	“Market Access Services Agreement” means that certain Market Access Services Agreement entered into by the Parties on June 17, 2020.
1.37	“Materials” means, including but not limited to, (a) [* * *], (b) [* * *], (c) [* * *], and (d) other materials that relate to the Product as mutually agreed upon by the Parties.
1.38	“MSAS Force” means a multi-specialty account sales force of [* * *], which may be increased or decreased upon the mutual written agreement between the Parties taking into account the Sales Plan.
1.39

“MSAS Force Expenses” means (i) [* * *] of the aggregate fully burdened rate (including any applicable bonus compensation) for the MSAS Force during the Co-Promotion Period, and (ii) any costs and expenses incurred by the MSAS Force in furtherance of the Co-Promotion Activities; provided that such costs and expenses are permitted by the applicable Sunovion policies and procedures, set forth in the Budget or are a CPC Approved Expense.

1.40	“NDA” means new drug application filed with the FDA for authorization to market the Product.

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1.41

“Net Sales” shall mean, subject to the conditions set out at sub-clauses (i) – (iii), with respect to the Product, the gross amount invoiced by or on behalf of Urovant, its Affiliates or sublicensees for such Product to Third Parties in bona fide, arms’ length transactions less customary deductions, to the extent included in the gross invoiced sales price of the Product and properly and directly incurred by Urovant or its Affiliates with respect to the sale of such Product, such as:

(a)

normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to sales of the Product (including stocking, distribution and/or administrative fees to any wholesaler, group-purchasing organization, pharmacy benefit managers, and the like);

(b)	amounts repaid or credited by reasons of defects, rejection recalls, returns, rebates and allowances of goods or because of retroactive price reductions specifically identifiable to the Product;
(c)	chargebacks and other amounts paid on the sale of such Product;
(d)

amounts payable resulting from government-mandated rebate programs, retroactive or otherwise, for such amounts imposed by, negotiated with or otherwise paid to governmental authorities or other payees;

(e)	cash discounts for timely or early payment;
(f)	discounts pursuant to indigent patient programs and patient discount programs, including, without limitation, “Together Rx” and coupon discounts; and
(g)	any other specifically identifiable amounts included in the Product’s gross invoice amount that should be credited for reasons substantially equivalent to those listed above;

all as determined in accordance with the United States Generally Accepted Accounting Principles consistently applied by Urovant and its Affiliates for the purposes of their respective external financial reporting.  Sales to or from Urovant to or from its Affiliates, as applicable, shall be disregarded for purposes of calculating Net Sales.  Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to Third Parties shall not be deducted from the invoice price in the calculation of Net Sales.

(i)

In the case of any sale or other disposal of a Product between or among Urovant and its Affiliates for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first bona fide arm’s length sale thereafter to a Third Party;

(ii)

In the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time of shipment or when the Product is paid for, if paid for before shipment or invoice; and

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(iii)

In the case of any sale or other disposal for value for money or money’s worth, including by way of barter or counter-trade, of the Product, or part thereof, other than in a bona fide arm’s length transaction exclusively for money, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of the Product in the country of sale or disposal agreed by the Parties.

1.42	“OAB” means overactive bladder, with symptoms of urge urinary incontinence, urgency and urinary frequency.
1.43	“Party” and “Parties” have the meanings set forth in the introductory paragraph.
1.44

“Payout Threshold” means an amount equal to the sum of (a) one hundred and eighty percent (180%) of the Initial Co-Promotion Period Expenses, plus (b) the amount set forth in the statements of the Reimbursed Co-Promotion Expenses.  Notwithstanding anything to the contrary, the portion of the Payout Threshold described in subsection (a) shall not exceed One Hundred Eight Million US Dollars ($108,000,000).

1.45	“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.
1.46	“Pharmacovigilance Agreement” has the meaning set forth in Section 7.2.2.
1.47

“Post-Approval Materials” means Materials appropriate and specifically generated for use in connection with the Co-Promotion Activities after Urovant’s receipt of all Regulatory Approvals for the Product.

1.48

“Pre-Approval Materials” means Materials appropriate and specifically generated for use in connection with the Co-Promotion Activities prior to Urovant’s receipt of all Regulatory Approvals for the Product (e.g., disease state awareness Materials).

1.49	“Product” means Urovant’s beta-3 adrenergic receptor agonist compound for Indications in OAB that will be commercialized as Vibegron during the Term.
1.50	“Receiving Party” means the Party that receives Confidential Information from the other Party.
1.51

“Regulatory Approval” means, with respect to the Territory, the approvals, licenses, registrations, or authorizations of any Regulatory Authority necessary to promote and commercialize the Product in the Territory, including, where applicable, (a) such approvals, agreements, determinations or decisions establishing prices for the Product that can be charged to consumers or will be reimbursed by governmental authorities, (b) pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), and (c) (i) the Regulatory Authority‑approved full prescribing information for the Product in the Territory, including any required patient information, and (ii) all labels and other written, printed, or graphic matter upon a container, wrapper, or any package insert utilized with or for the Product in the Territory.

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1.52

“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental authority or regulatory authority, agency, department, bureau, commission, council, or other entities (e.g., the FDA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the promotion of the Product.

1.53	“Reimbursed Co-Promotion Expenses” has the meaning set forth in Section 8.2.4.
1.54	“Repayment Term” means the period beginning on April 1, 2023 and ending on the date that Sunovion receives an amount equal to the Payout Threshold.
1.55	“Sales Plan” has the meaning set forth in Section 4.1.2.
1.56	“Subcommittee” has the meaning set forth in Section 2.8.
1.57	“Sunovion” has the meaning set forth in the introductory paragraph.
1.58	“Sunovion Indemnitees” has the meaning set forth in Section 12.2.
1.59	“Targets” means: [* * *].
1.60	“Term” has the meaning set forth in Section 14.1.
1.61	“Territory” means the United States, the District of Columbia, and all of the United States’ territories and possessions.
1.62	“Third Party” means any Person other than a Party or an Affiliate of a Party.
1.63	“Training Materials Costs and Expenses” has the meaning set forth in Section 6.3.
1.64	“Urovant” has the meaning set forth in the introductory paragraph.
1.65	“Urovant Expenses” has the meaning set forth in Section 1.13.
1.66	“Urovant Indemnitees” has the meaning set forth in Section 12.1.
1.67	“Work Product” has the meaning set forth in Section 10.1.
2.	CO-PROMOTION COMMITTEE
2.1

Co-Promotion Committee.  Within [* * *] after the Effective Date, the Parties shall establish a co-promotion committee (the “CPC”), which shall be responsible for overseeing the performance of the Parties’ respective obligations under this Agreement and establish any Subcommittees (defined below) that may be needed in order to carry out such obligations as set forth in Section 2.3.  For the avoidance of doubt, the CPC shall be distinct and separate from the Joint Governance Committee (as defined in the Market Access Services Agreement).

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2.2

Composition.  The CPC shall consist of four (4) representatives from each Party, each with the requisite experience and seniority to enable such representative to make decisions on behalf of the Party it represents with respect to the issues falling within the jurisdiction of the CPC; provided, that [* * *]. Each individual appointed by a Party as a representative to the CPC shall be an employee of such Party or of such Party’s Affiliate.  The Parties shall each select a chairperson for the CPC which shall serve as joint-chairpersons during the Term unless a Party determines to replace its chairperson.  The CPC may allow observers from a Party to attend its meetings upon the other Party’s prior written consent.

2.3	Responsibilities. The CPC shall:
2.3.1	[* * *];
2.3.2	[* * *];
2.3.3	[* * *];
2.3.4	[* * *];
2.3.5	[* * *];
2.3.6	[* * *];
2.3.7	[* * *];
2.3.8	[* * *];
2.3.9	[* * *]; and
2.3.10	perform such other functions as are set forth herein, if and as applicable, or as the Parties may mutually agree in writing.
2.4

Meetings.  After being established, the CPC shall meet [* * *] during the Co-Promotion Period.  The meetings may be conducted as in-person meetings, teleconferences or video conferences, as agreed to by the Parties, with the location of in-person meetings alternating between a location designated by Sunovion and a location designated by Urovant, with Sunovion designating the place of the first in-person meeting; provided in each case that any in-person meeting shall be held within the United States.  The joint-chairpersons of the CPC shall be responsible for calling meetings of the CPC on no less than [* * *] notice unless exigent circumstances require shorter notice.  Each Party shall make all proposals for agenda items at least [* * *] in advance of the applicable meeting and shall provide all appropriate information with respect to such proposed items at least [* * *] in advance of the applicable meeting; provided, that under exigent circumstances requiring input by the CPC, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting or may propose that there not be a specific agenda for a particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting (which consent shall not be unreasonably conditioned, withheld or delayed).  The joint-chairpersons of the CPC shall

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prepare and circulate, or cause to be prepared and circulated, for review and approval of the Parties minutes of each meeting within [* * *] after the meeting.  The Parties shall strive to agree on the minutes of each meeting promptly, but in no event later than the next meeting of the CPC.

2.5

Procedural Rules.  The CPC shall have the right to adopt standing rules as necessary for the CPC to conduct business; provided, that such rules are not inconsistent with this Agreement.  Representatives of the Parties on the CPC may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by and be heard by, the other participants.  Representation by proxy shall be allowed.

2.6	Decision-Making. The CPC will only act when there is a consensus between members representing Sunovion and Urovant. [* * *].
2.7

Limitations on Authority.  Without limitation to the foregoing, the Parties hereby agree that matters explicitly reserved to the consent, approval, discretion or other decision-making authority of one or both Parties, as expressly provided in this Agreement, are outside the jurisdiction and decision-making authority of the CPC, including, but not limited to, amendment, modification or waiver of compliance with this Agreement, which must occur in accordance with Section 15.8.

2.8

Subcommittees.  From time to time, the CPC may establish and delegate duties to sub-committees or directed teams (each, a “Subcommittee”) on an “as-needed” basis to oversee specific obligations of the Parties’ under this Agreement.  Each such Subcommittee shall be constituted and shall operate as the CPC determines; provided, that each Subcommittee shall have equal representation from each Party, unless otherwise mutually agreed.  Subcommittees may be established on an ad hoc basis for a specific purpose or on such other basis as the CPC may determine.  Each Subcommittee and its activities shall be subject to the oversight, review and approval of, and shall report to, the CPC; provided, that in no event shall the authority of the Subcommittee exceed that specified for the CPC.  All decisions of a Subcommittee shall be by consensus.  Any disagreement between the designees of Sunovion and Urovant on a Subcommittee shall be referred to the CPC for resolution.

2.9

Expenses.  Each Party shall be responsible for all travel and related costs and expenses for its members and other representatives to attend meetings of, and otherwise participate on, the CPC or any Subcommittee.

2.10

Alliance Manager.  Each Party shall appoint a person(s) within [* * *] of execution of this agreement who shall be the primary contact between the Parties for all matters that arise between the date of meetings of the CPC and shall have such other responsibilities as the Parties may agree in writing after the Effective Date (each, an “Alliance Manager”).  Each Party shall be responsible for all travel and related costs and expenses for its Alliance Manager.  Each Party may replace its Alliance Manager at any time by notice in writing to the other Party.

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3.	APPOINTMENT; exclusivity
3.1

Subject to the terms and conditions of this Agreement, Urovant hereby appoints Sunovion, and Sunovion hereby accepts such appointment, to (a) Co-Promote the Product during the Co-Promotion Period, and (b) perform any other obligations assigned to Sunovion under this Agreement.  Sunovion’s appointment hereunder shall automatically and immediately be revoked on the expiration or earlier termination of this Agreement.  Notwithstanding the foregoing, Urovant retains and reserves the right for Urovant and its Affiliates to Co-Promote the Product in the Territory.  Any obligation of Sunovion under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Sunovion’s sole and exclusive option, either by Sunovion or its Affiliates.

3.2

During the Term, Sunovion shall not (and shall ensure that its Affiliates will not) directly or indirectly, promote, co-promote, detail, market or otherwise commercialize any products with an Indication for OAB except for the Product.

4.	Sunovion Activities for the product
4.1

Generally; Efforts.  Sunovion shall, or shall cause an Affiliate, to use Commercially Reasonable Efforts to (i) Co-Promote the Product in the Territory (the “Co-Promotion Activities”) during the Co-Promotion Period, and (ii) perform its obligations under this Agreement. The Co-Promotion Activities shall include the following obligations:

4.1.1	after the Effective Date and prior to Urovant’s receipt of all Regulatory Approvals for the Product, [* * *];
4.1.2

after Urovant’s receipt of all Regulatory Approvals for the Product and for the duration of the Co-Promotion Period, Sunovion shall cause the MSAS Force to, with respect to the Targets, promote the Product in accordance with the sales plan for the Product that is reviewed and approved by the CPC (the “Sales Plan”) [* * *], (a) [* * *], (b) [* * *], (c) [* * *], (d) [* * *], (e) [* * *], (f) discuss, review and approve any additional promotional activities and related CPC Approved Expenses, and (g) report any adverse event, field report or quality complaint related to the Product to Urovant pursuant to the Pharmacovigilance Agreement; and

4.1.3

perform any other activities related to Sunovion’s Co-Promotion of the Product (which may result in additional fees being added to this Agreement, subject to customary, good faith negotiation) that are agreed upon in writing by the Parties from time to time.

4.2	Samples. Urovant shall supply a reasonable quantity of samples of the Product to Sunovion to be used in connection with the Co-Promotion Activities. [* * *].
4.3	MSAS Force.
4.3.1	Sunovion shall, in accordance with the terms and conditions of this Agreement, provide the MSAS Force. For the avoidance of doubt, the

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MSAS Force shall be [* * *], which may be increased or decreased upon the mutual written agreement between the Parties taking into account the Sales Plan.
4.3.2

The MSAS Force and the applicable Sunovion leadership team will be jointly responsible for Detailing the Product (in accordance with the Sales Plan and the terms and conditions of this Agreement) and any other products as determined by Sunovion from time to time; provided, that, after the first commercial sale of the Product and during the Co-Promotion Period, (i) [* * *], and (ii) [* * *].

4.3.3

Sunovion shall have complete discretion over (a) the hiring and/or termination of any member of the MSAS Force, and (b) the content of any job description for any member of the MSAS Force; provided, that, such job description is not inconsistent with the terms of this Agreement.

4.3.4

Sunovion shall promptly inform Urovant if the then current Sales Plan or MSAS Force does not permit Sunovion’s performance of the Co-Promotion Activities.  If Sunovion believes that it needs to modify the MSAS Force, then such matter shall be discussed and resolved by the Parties in good faith.

4.4

Cooperation.  During the Co-Promotion Period, Sunovion shall reasonably cooperate with, and provide any information reasonably useful or necessary to, Urovant and its Affiliates to enable Urovant to perform its obligations under this Agreement.

5.	Urovant OBLIGATIONS
5.1

Efforts.  During the Term, Urovant shall use Commercially Reasonable Efforts to (a) Co-Promote, manufacture and otherwise commercialize the Products in the Territory, and (b) perform its obligations under this Agreement.

5.2

Cooperation.  During the Co-Promotion Period, Urovant shall reasonably cooperate with, and provide any information reasonably useful or necessary to, Sunovion and its Affiliates to enable Sunovion to perform its obligations under this Agreement.

5.3

Third Party Agreements.  Urovant shall remain solely responsible for the payment of royalty, milestone and other payment obligations, if any, due to Third Parties on (or in connection with) the sale of the Product in the Territory.

6.	materials; Training
6.1

Materials.  Urovant shall prepare and control the content of all Materials for the MSAS Force.  Urovant shall be solely responsible for ensuring that the Materials are in compliance with the Regulatory Approvals for the Product and Applicable Law.  Once approved by Urovant, the content of the Materials shall be provided by Urovant to the CPC in advance of the time period in which such Materials are to be used by Sunovion in accordance with the Sales Plan for the CPC to review and provide comments, which such comments shall be considered in good faith by Urovant; provided that, if Sunovion’s legal or regulatory

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personnel reasonably determine in good faith that any Materials potentially are not in compliance with the Regulatory Approvals of the Product or violate Applicable Law, the potential non-compliance or violation shall be escalated to the CPC.  Sunovion shall not be required to use any Materials (a) on which the CPC has not had an opportunity to review and comment, or (b) that have not been approved in writing by Urovant.  [* * *].

6.2

Initial Training.  Promptly after the Effective Date [* * *], the Parties will collaborate to plan and schedule initial training for the MSAS Force at a mutually acceptable location, date and time, including a launch meeting for the MSAS Force.  Urovant shall develop all of the Materials necessary for such initial training.  Sunovion will facilitate such training under the subject matter expertise of Urovant in support thereof.  [* * *].

6.3

Additional Training.  After the initial training, the Parties will collaborate to provide additional training at such frequency as the circumstances warrant.  Urovant shall develop all of the Materials necessary for such additional training.  [* * *].

7.	title; risk of loss; regulatory and commercial matters
7.1

Title and Risk of Loss.  Unless otherwise mutually agreed to in advance in writing, as between the Parties and for purposes of this Agreement, at no time during the Term in Sunovion’s fulfillment of the Co-Promotion Activities shall Sunovion or any of its Affiliates or subcontractors have title to the Product (or any samples thereof). Risk of loss of Product (including samples thereof) shall be with Urovant at all times.

7.2	Regulatory and Commercial Matters.
7.2.1

Except as expressly set forth in this Agreement, as between Sunovion and Urovant, Urovant (as the owner and applicant of the NDA for each Product) shall be solely responsible, at Urovant’s sole cost and expense, for all regulatory obligations related to the Product, including without limitation annual product reports, drug listing updates, and DSCSA reporting and recordkeeping.  Subject to Applicable Law, Urovant, not Sunovion, shall have the sole right to interact with FDA regarding the Product.

7.2.2

Subject to the terms of this Agreement, as soon as reasonably practicable following the Effective Date, but in any event, prior to the first commercial sale of the Product, the pharmacovigilance departments of each Party shall meet and determine the responsibilities of the Parties with regard to the collection, review, assessment, tracking and filing of information related to adverse events, field reports and quality complaints associated with the Product, which shall be documented in a separate drug safety data exchange agreement between the Parties (the “Pharmacovigilance Agreement”), which upon execution shall be attached hereto as Schedule 7.2.2.  The Pharmacovigilance Agreement shall provide that (a) Urovant shall be responsible for all pharmacovigilance activities regarding the Product, including signal detection, medical surveillance, risk management, medical literature review and monitoring, adverse event reporting and responses to

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governmental authority requests or inquiries, and shall provide information related thereto to Sunovion, and (b) in the event that Sunovion receives safety information regarding the Product, or information regarding any safety-related regulatory request or inquiry, Sunovion shall notify Urovant as soon as practicable, but in any event, within the timelines set forth in the Pharmacovigilance Agreement.  To the extent that any terms of the Pharmacovigilance Agreement conflict with any terms of this Agreement, the terms of the Pharmacovigilance Agreement shall control.

7.2.3

Sunovion shall direct to Urovant any unsolicited requests for off-label medical information from health care professionals with respect to the Product promptly following receipt by Sunovion.  Urovant shall address any such requests directly and Sunovion shall no have no further responsibly.

7.2.4

Urovant shall record on its books all revenues from sales of the Product.  Subject to the terms and conditions of the Market Access Services Agreement, (a) Urovant shall be exclusively responsible for accepting and filling purchase orders, billing, and returns with respect to the Product, (b) if Sunovion receives an order for the Product, it shall promptly transmit such order to Urovant (or its designee) for acceptance or rejection, and (c) Urovant shall have the sole responsibility for shipping, distribution and warehousing of the Product, and for invoicing and billing of purchasers of the Product and for the collection and receivables resulting from the sales of the Product in the Territory.

7.2.5

Unless the Market Access Services Agreement is in effect and expressly states otherwise, (a) any Product returned to Sunovion shall, at Urovant’s expense, be shipped to the facility designated by Urovant, with any shipping or other documented direct cost to be paid by Urovant, and (b) Sunovion shall advise the customer who made the return that the Product has been returned to Urovant, but shall take no other actions with respect to such returned Product, except with the prior written consent of Urovant.

7.2.6

Unless the Market Access Services Agreement and/or Pharmacovigilance Agreement are in effect and expressly state otherwise, Urovant shall be solely responsible for initiating and conducting recalls for the Product, obtaining and receiving any Product that has been the subject of a recall, market withdrawal or stock recovery, and any and all costs and expenses relating thereto.

7.2.7

Each Party shall be responsible for its own federal, state and local government transparency reporting in the Territory arising from its Co-Promotion Activities and related expenditures pursuant to Applicable Law.  It is the intention of the Parties that any payments or transfers of value by a Party as it relates to the Product shall constitute transfers of value by the Party and such Party shall be responsible for the reporting described in the immediately preceding sentence.  However, if a Party is deemed to have

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provided any payments or transfers of value to a Third Party on behalf of the other Party as it relates to the Product, then such Party shall provide to the other Party, in a format reasonably acceptable to such other Party, the data and other information in a timely fashion for such other Party’s reporting under the Physician Payments Sunshine Act and other Applicable Laws.

7.2.8

Unless the Market Access Services Agreement is in effect and expressly states otherwise, Urovant shall be responsible for its own federal, state and local government price reporting obligations in the Territory for the Product.

8.	FINANCIAL TERMS
8.1

Budget.  During the Co-Promotion Period and no later than sixty (60) days prior to the end of the then-current Sunovion fiscal year, the CPC shall develop, review and approve a written budget for the Co-Promotion Expenses to be incurred by each Party pursuant to the Sales Plan for the following Sunovion fiscal year (the “Budget”).  The Budget may be amended by the CPC from time to time upon approval by the CPC.

8.2	Sunovion Costs and Expenses during the Co-Promotion Period.
8.2.1

Sunovion will be responsible for no less than Sixty Million US Dollars ($60,000,000) (the “Initial Threshold”) in Co-Promotion Expenses during the Initial Co-Promotion Period (the “Initial Co-Promotion Period Expenses”).  For the sake of clarity, the Initial Threshold may exceed Sixty Million US Dollars ($60,000,000) if agreed to in writing in advance by the Parties.

8.2.2

Unless the CPC determines otherwise, subject to Section 8.2.1, Urovant will be responsible for the Urovant Expenses and CPC Approved Expenses allocated to Urovant pursuant to the applicable Sales Plan or by the CPC.  [* * *].

8.2.3	[* * *].
8.2.4

Urovant will pay to Sunovion (a) one hundred and eighty percent (180%) of the first Sixty Million US Dollars ($60,000,000) of the Initial Threshold (which is One Hundred Eight Million US Dollars ($108,000,000)), plus (b) one hundred percent (100%) of any Initial Threshold amounts in excess of Sixty Million US Dollars ($60,000,000), in each case ((a) and (b)) in the form of Co-Promotion Payments during the Repayment Term.

8.2.5	Upon such time that Sunovion reaches the Initial Threshold in Initial Co-Promotion Period Expenses, [* * *].
8.2.6	[* * *].

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8.3	Co-Promotion Payments.
8.3.1

As consideration for the Co-Promotion Activities performed by Sunovion hereunder, during the Repayment Term, Urovant shall, subject to Section 8.3.2, pay to Sunovion an amount equal to a percentage of Net Sales of the Product in the Territory during each calendar quarter [* * *] (each, a “Co-Promotion Payment”).

[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]

For clarity, if the Product is withdrawn from the market or suspended by an Regulatory Authority (and such Product withdrawal or suspension is not caused in whole or in part by Sunovion) and Urovant subsequently starts commercializing the Product after such withdrawal or suspension, whether or not this Agreement was terminated or has expired and in addition to any other rights and remedies available to Sunovion, Urovant shall pay to Sunovion the Co-Promotion Payments until expiration of the Repayment Term.

8.3.2

Co-Promotion Payments for the “Time Period” that is on and after April 1, 2023 through March 31, 2024 shall not exceed [* * *]. Co-Promotion Payments in the aggregate during the Repayment Term shall not exceed the Payout Threshold.

8.3.3

Within thirty (30) days after the end of each calendar quarter, Urovant shall, subject to Section 8.3.2, pay to Sunovion each Co-Promotion Payment.  Urovant shall, concurrent with any such payment, deliver a written report that sets forth the Net Sales, including a reasonable description of the deductions applied in connection therewith. Urovant shall use reasonable efforts to provide to Sunovion an estimate of Net Sales for the preceding calendar quarter by the third (3rd) Business Day after the end of such calendar quarter.  Sunovion shall notify Urovant in writing of any disputed report within thirty (30) days of receipt of such report, and the Parties will resolve such Dispute promptly and in good faith.  If such Dispute is not resolved within thirty (30) days of such Dispute notice, then either Party may refer such Dispute for resolution in accordance with Section 15.10.

8.4	Statements.
8.4.1	Sunovion shall submit statements to Urovant on a monthly basis for any Initial Co-Promotion Period Expenses, Reimbursed Co-Promotion

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Expenses, and CPC Approved Expenses incurred by or on behalf of Sunovion, solely to the extent there are any such expenses during the preceding month.  The foregoing statements shall be used to determine the Payout Threshold.  Sunovion shall use reasonable efforts to provide an estimate to Urovant for any such Initial Co-Promotion Period Expenses, Reimbursed Co-Promotion Expenses, and CPC Approved Expenses by the third (3rd) Business Day after the end of the applicable month.  Urovant shall notify Sunovion in writing of any disputed statement within thirty (30) days of receipt of such statement, and the Parties will resolve such Dispute promptly and in good faith.  If such Dispute is not resolved within thirty (30) days of such Dispute notice, then either Party may refer such Dispute for resolution in accordance with Section 15.10.

8.4.2

During the Initial Co-Promotion Period, Urovant shall submit invoices to Sunovion on a monthly basis for any Urovant Expenses and CPC Approved Expenses incurred by or on behalf of Urovant, solely to the extent there are any such expenses during the preceding month. Urovant shall use reasonable efforts to provide an estimate to Sunovion for any such Urovant Expenses and CPC Approved Expenses by the third (3rd) Business Day after the end of the applicable month.  Sunovion shall notify Urovant in writing of any disputed statement within ten (10) days of receipt of such invoice, and the Parties will resolve such Dispute promptly and in good faith.  If such Dispute is not resolved within ten (10) days of such Dispute notice, then either Party may refer such Dispute for resolution in accordance with Section 15.10.  Sunovion shall pay Urovant the amount of each undisputed invoice within thirty (30) days after receipt thereof. The amounts reimbursed to Urovant from foregoing invoices shall be used to determine the Payout Threshold.

8.5

Taxes.  Urovant shall be responsible for all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any federal, state or local governmental entity (a) on any amounts payable by Urovant hereunder, and (b) related to the Product, including without limitation the branded prescription drug fee pursuant to 26 C.F.R. Parts 51 and 602; provided, that, in no event shall Urovant pay or be responsible for any taxes imposed on, or with respect to, Sunovion’s income, revenues, gross receipts, personnel or real or personal property or other assets.

8.6

Financial Records; Financial Audits.  Each Party shall, and shall cause its Affiliates to, keep complete and accurate books and records pertaining to (a) with respect to Sunovion, the Co-Promotion Expenses, and CPC Approved Expenses, in each case, incurred by or on behalf of Sunovion, and (b) with respect Urovant, Net Sales, Co-Promotion Payments, Co-Promotion Expenses, and CPC Approved Expenses, in each case, made or incurred by or on behalf of Urovant.  Such books and records shall be retained by such Party and its Affiliates until the later of (x) [* * *] after the end of the period to which such books and records pertain, and (y) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

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8.7

Audit.  At the request of a Party, the other Party shall, and shall cause its Affiliates to, permit an independent public accounting firm of nationally recognized standing designated by the audit-requesting Party and reasonably acceptable to the other Party, at reasonable times during normal business hours and upon reasonable notice, to audit the books and records maintained pursuant to Section 8.6 to ensure the accuracy of all reports and payments made hereunder.  Such examinations may not (a) be conducted for any calendar quarter more than [* * *] after the end of such quarter, or (b) be conducted more than once in any [* * *].  Such other Party shall provide reasonable assistance to the accounting firm to enable the accounting firm to carry out such audit.  The accounting firm shall disclose only whether the reports are correct or not, and the specific details concerning any discrepancies.  No other information shall be shared.  Except as provided below, the cost of this audit shall be borne by audit-requesting Party, unless the audit reveals a variance of more than five percent (5%) from the reported amounts, in which case such other Party shall bear the cost of the audit.  If such audit concludes that (x) additional amounts were owed by such other Party, such other Party shall pay the additional amounts, or (y) excess payments were made by such other Party, the audit-requesting Party shall reimburse such excess payments, in either case ((i) or (ii)), within [* * *] after the date on which such audit is completed by the audit-requesting Party.

9.	Confidentiality
9.1

Obligations of Confidentiality.  During the Term and thereafter, Receiving Party agrees to (a) hold all Confidential Information in confidence and not, directly or indirectly, publish, disseminate or otherwise disclose, deliver or make available to any Third Party any Confidential Information, except as expressly permitted in this Agreement or, with respect to Sunovion, to its auditors and Affiliates, (b) use Confidential Information solely in furtherance of the purpose of this Agreement, (c) treat Confidential Information with the same degree of care that Receiving Party uses to protect its own confidential information, but in no event with less than a reasonable degree of care, (d) reproduce Confidential Information solely as necessary to further the purpose of this Agreement, (e) provide Confidential Information through a permission-controlled system to its employees on need-to-know basis solely to the extent that such Confidential Information is reasonably necessary for exercise of its rights or fulfillment of its obligations under this Agreement, and (f) notify Disclosing Party upon discovery of any unauthorized use or disclosure of any Confidential Information or any other breach of this ARTICLE 9 by Receiving Party and to cooperate with Disclosing Party in every reasonable way to help Disclosing Party regain possession of the Confidential Information and prevent its further unauthorized use.

9.2	Exceptions. Receiving Party shall have no obligations of confidentiality and non-use with respect to any Confidential Information which:
9.2.1

is, or later becomes, generally available to the public or trade by the use, publication or the like, through no fault of, or act, or failure to act on the part of Receiving Party, as evidenced by the then existing publication or other public dissemination of such information in written or other documentary form;

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9.2.2

is obtained, after the Effective Date, by Receiving Party from a Third Party on a non-confidential basis and such Third Party had the legal right to disclose such Confidential Information to Receiving Party;

9.2.3

is independently developed by the Receiving Party without reliance on Disclosing Party’s Confidential Information, as evidenced by the contemporaneous written records of Receiving Party that are maintained in the ordinary course of business; or

9.2.4

Receiving Party already knows prior to the date of any disclosure by Disclosing Party, as evidenced by the contemporaneous written records of Receiving Party that are maintained in the ordinary course of business.

9.3

Disclosures Required by Law.  In the event that Receiving Party is (a) requested in any judicial or administrative proceeding or by any governmental or regulatory authority to disclose any Confidential Information, Receiving Party shall give Disclosing Party prompt notice of such request so that Disclosing Party may seek an appropriate protective order, or (b) compelled by a judicial or administrative proceeding or by any governmental or regulatory authority to disclose any Confidential Information, in either case, Receiving Party shall give Disclosing Party prompt prior written notice of such event and shall furnish only that portion of such Confidential Information that is legally required and shall exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be afforded to such Confidential Information.

9.4

Work Product.  Notwithstanding that Sunovion will be the Disclosing Party with respect to the Work Product, (a) the Work Product shall be deemed to be the Confidential Information of Urovant, and (b) Urovant shall be deemed to be the “Disclosing Party” and Sunovion shall be deemed to be the “Receiving Party” with respect thereto.

9.5

Ownership.  All Confidential Information is and will remain the sole and exclusive property of Disclosing Party.  Except for the limited right to use Confidential Information solely in accordance with this Agreement, or as otherwise set forth in this Agreement, no ownership interests, rights or licenses whatsoever, either express or implied, are granted hereunder by Disclosing Party to Receiving Party under any patents or patent applications, copyrights, trademarks, trade secrets, or other intellectual property rights now or hereafter acquired, developed, or controlled by Disclosing Party.  Disclosing Party retains all rights and remedies afforded under all patent, copyright, trade secret, and other Applicable Law for protecting confidential, proprietary, or trade secret information.

9.6

Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance.  The restrictions imposed by this Section 9.6 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by Applicable Law; provided, that such Party shall submit the proposed disclosure identifying the other Party in writing to the other Party

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as far in advance as reasonably practicable (and in no event less than [* * *] prior to the anticipated date of disclosure if reasonably possible) so as to provide a reasonable opportunity to comment thereon.

9.7

Publicity.  Neither Party shall issue any other public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed.  In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon.

9.8

Injunctive Relief.  Each Party agrees that (a) the Disclosing Party may be irreparably injured by an impending or existing breach of this ARTICLE 9; (b) money damages would not be an adequate remedy for any such breach; and (c) the Disclosing Party will be entitled to seek equitable relief, including injunctive relief and specific performance, without proof of damages or having to post a bond, as a remedy for any such breach.  Such injunctive relief shall be in addition to any other rights or remedies to which the Disclosing Party may otherwise be entitled.

10.	WORK PRODUCT; License Grant
10.1

Work Product.  Urovant shall own all (a) the Materials that are generated by the Parties (either solely or jointly) under this Agreement; (b) data, analyses, reports and other work product solely related to the Product generated by Sunovion under this Agreement (“Work Product”); and (c) all inventions (whether patentable or not), improvements, developments and intellectual property rights related thereto (including any patent applications, patents, copyrights, trademarks and goodwill), that in each case are conceived, reduced to practice, made or authored by Sunovion (whether solely or jointly) under this Agreement and solely relate to the Product (collectively, “IP”).  Sunovion shall disclose all Work Product and IP to Urovant in writing promptly after such Work Product is completed or created.

10.2

Assignment.  Sunovion hereby assigns to Urovant all of Sunovion’s right, title and interest in any and all Materials, Work Product and IP without any additional consideration, and Sunovion shall reasonably assist Urovant in the prosecution, maintenance and enforcement of such IP (at Urovant’s sole cost and expense).

10.3

License Grant.  Urovant hereby grants to Sunovion during the Term a non-exclusive license, with the right to grant sublicenses, under any intellectual property rights owned or controlled by Urovant in the Territory, including with respect to the Materials, Work Product and IP solely to enable Sunovion to perform the Co-Promotion Activities.

10.4	No Further Rights. Except as otherwise expressly provided herein, nothing in this Agreement is intended to grant to either Party any rights under any intellectual property right of the other Party.

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11.	Representations, warranties and covenants
11.1	Mutual. Each Party hereby represents, warrants and covenants to the other Party that:
11.1.1	it is, and will remain during the Term, a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;
11.1.2	the execution and delivery of this Agreement has been authorized by all requisite corporate action;
11.1.3

this Agreement is and will remain a valid and binding obligation of it, enforceable in accordance with the terms of this Agreement, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors;

11.1.4	it is under no contractual or other obligation or restriction that is inconsistent with its execution or performance of this Agreement;
11.1.5	during the Term, it will not, directly or indirectly, enter into any agreement, either written or oral, that would constitute an actual conflict with its responsibilities under this Agreement;
11.1.6

it, its Affiliates, and each of their respective officers, directors, employees and subcontractors, as applicable: (a) have not been debarred and are not subject to a pending debarment, and will not use in any capacity in connection with performance of its obligations under this Agreement, any person who has been debarred or is subject to a pending debarment, pursuant to section 306 of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §335a, (b) are not ineligible to participate in any federal procurement or non-procurement programs or any “Federal Health Care Programs” (as that term is defined in 42 U.S.C. 1320a-7b(f)), including, but not limited to, Medicare, Medicaid, or TRICARE, (c) are not included on the List of Excluded Individuals and Entities maintained by the Department of Health and Human Services Office of Inspector General (“OIG”) or the General Services Administration’s System for Award Management exclusion database, and (d) are not disqualified by any government or regulatory agencies from performing specific services, and are not subject to a pending disqualification proceeding (collectively “Excluded”) (in the event that a Party, during the term of this Agreement, is or becomes Excluded (the “Excluded Party”), the other Party may terminate this Agreement immediately without further obligation upon written notice to the Excluded Party); and

11.1.7

it, its Affiliates, and each of their respective officers, directors, employees and subcontractors, as applicable, have not been convicted of a criminal offense related to the provision of healthcare items or services, and are not subject to any such pending action.

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Each Party will promptly notify the other Party if it, its Affiliates or any of their respective officers, directors, employees and subcontractors, as applicable, are or become subject to the foregoing, or if any Claim relating to the foregoing is pending, or to the best of such Party’s knowledge, is threatened.  The non-breaching Party shall have the right to immediately terminate this Agreement if the representation and warranties in Section 11.1.6 is or becomes untrue.

11.2	Sunovion. Sunovion hereby represents, warrants and covenants to Urovant that:
11.2.1	it will perform the Co-Promotion Activities in accordance with Applicable Law;
11.2.2	it has obtained and will maintain, at all times during the Term, the required licenses, permits and authorizations necessary to perform the Co-Promotion Activities; and
11.2.3

it will not employ or contract with any individual or entity to perform any of the Co-Promotion Activities under this Agreement who is debarred, disqualified, excluded, or otherwise sanctioned by any local state, federal, or international governmental body, or is subject to an administrative, civil, or criminal proceeding which could result in such sanctions by a governmental body.

11.3	Urovant. Urovant hereby represents, warrants, and covenants to Sunovion that:
11.3.1	it will obtain and maintain, at all times during the Term, the required licenses, permits and authorizations necessary to commercialize the Product in the Territory;
11.3.2

the Product (a) is free from defect in design, material and workmanship, (b) is manufactured and commercialized in compliance with Applicable Law, including in accordance with current Good Manufacturing Practices as promulgated by the FDA from time to time, and (c) has been approved by the FDA prior to sale, (d) may be introduced into interstate commerce, (e) is not infringing upon the patents, trademarks or other intellectual property rights of any Third Party, and (f) complies with all traceability aspects of the DSCSA; and

11.3.3	the Materials will comply the all of the Regulatory Approvals for the Product and Applicable Law.
11.4

Warranty Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE.

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12.	INDEMNIFICATION; LIMITATION OF LIABILITY
12.1

Indemnification by Sunovion.  Subject to Section 12.4.3, Sunovion agrees to indemnify, defend and hold Urovant, its Affiliates, and its and their respective officers, directors, employees, subcontractors, and agents (collectively, the “Urovant Indemnitees”) harmless from and against any and all Losses resulting from any Claims by a Third Party to the extent such Claim results from, arises from or out of, relates to, is in the nature of, or is caused by (a) a breach of any representation, warranty or covenant of Sunovion set forth in this Agreement, (b) negligence, gross negligence or willful misconduct of Sunovion in connection with Sunovion’s performance of its obligations set forth in this Agreement, and (c) failure to comply with Applicable Laws by Sunovion; except, in each case (clauses (a) and (b)), to the extent that such Losses (or part thereof) results from a Claim that is an indemnifiable event pursuant to Section 12.2, in which case Urovant shall indemnify the Sunovion Indemnitees for such Losses (or part thereof) in accordance with Section 12.2.

12.2

Indemnification by Urovant.  Urovant agrees to indemnify, defend and hold Sunovion, its Affiliates, and its and their respective officers, directors, employees, subcontractors and agents (collectively, the “Sunovion Indemnitees”) harmless from and against any and all Losses resulting from any Claims by a Third Party to the extent such Claim results from, arises from or out of, relates to, is in the nature of, or is caused by (a) any use of the Product, including, but not limited to, death of, or bodily injury to, and/or emotional damage to, any Person on account of the use of the Product, including but not limited to, claims of negligence, claims of design defect, warning defect, or manufacturing defect, claims of implied warranty or express warranty, or any other theory or combination of theories, (b) any recall, quarantine, warning or withdrawal of the Product, (c) use of Materials approved in advance by Urovant, (d) the failure to comply with Applicable Laws by Urovant or the Targets, (e) a breach of any representation, warranty or covenant of Urovant set forth in this Agreement, and (f) the negligence, gross negligence or willful misconduct of Urovant in connection with this Agreement; except, in each case (clauses (a) through (f)), to the extent that such Losses (or part thereof) results from a Claim that is an indemnifiable event pursuant to Section 12.1, in which case Sunovion shall indemnify the Urovant Indemnitees for such Losses (or part thereof) in accordance with Section 12.1.

12.3	Indemnification Procedure. The indemnifying Party’s agreement and obligation to indemnify, defend and hold the other harmless is conditioned on the indemnified Party:
12.3.1

promptly providing written notice to the indemnifying Party of any Claim resulting from, arising from or out of, relating to, in the nature of, or caused by the indemnified activities set forth in Section 12.1 and Section 12.2, at most within [* * *] after becoming aware of such Claim; provided, that failure to provide prompt notice will not relieve the indemnifying Party of its indemnification obligations, except only to the extent that the indemnifying Party has been materially prejudiced as a result of such failure;

12.3.2	notwithstanding any obligation under any insurance policies of either Party, permitting the indemnifying Party to assume full responsibility to select its

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choice of counsel, investigate, prepare for and defend against any such Claim; provided that each Party shall have the right to control the litigation strategy with respect to the Claims asserted against such Party; provided, further that the indemnified Party shall have the right to retain separate legal counsel and participate in any defense of any Claim at its own expense;

12.3.3	reasonably assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation of, preparation for, and defense of any such Claim; and
12.3.4	not compromising or settling such Claim without the indemnifying Party’s written consent.

The indemnifying Party may not, without the indemnified Party’s written consent, compromise or settle any Claim resulting from, arising from or out of, relating to, in the nature of, or caused by the indemnified activities set forth in Section 12.1 and Section 12.2 if such compromise or settlement admits liability on behalf of or imposes any restrictions or obligations on the indemnified Party.  The indemnifying Party shall make quarterly payments on a calendar quarter basis to the indemnified Parties for any documented Losses resulting from such Claim.

12.4	Limitations of Liability.
12.4.1

EXCEPT WITH REGARD TO A PARTY’S (A) OBLIGATIONS UNDER SECTION 12.1 (INDEMNIFICATION BY SUNOVION) AND SECTION 12.2 (INDEMNIFICATION BY UROVANT), (B) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (C) FRAUD, (D) FAILURE TO COMPLY WITH APPLICABLE LAW, AND (E) BREACH OF OBLIGATIONS UNDER ARTICLE 9, IN NO EVENT SHALL A PARTY BE LIABLE FOR LOSSES TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, LOST PROFITS, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE, AND SPECIAL DAMAGES.

12.4.2

EXCEPT WITH REGARD TO LOSSES ARISING FROM SUNOVION’S (A) OBLIGATIONS UNDER SECTION 12.1 (INDEMNIFICATION BY SUNOVION), (B) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AND (C) FRAUD, (D) FAILURE TO COMPLY WITH APPLICABLE LAW, AND (E) BREACH OF OBLIGATIONS UNDER ARTICLE 9, [* * *].

12.4.3

IN NO EVENT SHALL SUNOVION BE OBLIGATED TO INDEMNIFY ANY UROVANT INDEMNITEE FOR ANY CLAIMS BY A THIRD PARTY TO THE EXTENT SUCH CLAIM RESULTS FROM, ARISES FROM OR OUT OF, RELATES TO, IS IN THE NATURE OF, OR IS CAUSED BY ANY USE OF THE PRODUCT, INCLUDING, BUT NOT LIMITED TO, DEATH OF, OR BODILY INJURY TO, AND/OR EMOTIONAL DAMAGE TO, ANY PERSON ON ACCOUNT OF THE USE OF THE PRODUCT, INCLUDING BUT NOT LIMITED TO

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CLAIMS OF NEGLIGENCE, CLAIMS OF DESIGN DEFECT, WARNING DEFECT, OR MANUFACTURING DEFECT, CLAIMS OF IMPLIED WARRANTY OR EXPRESS WARRANTY, OR ANY OTHER THEORY OR COMBINATION OF THEORIES.
13.	INSURANCE
13.1

Urovant Insurance.  Urovant shall (a) maintain (i) general liability insurance including premises and operations, broad form property damage, independent contractors, and contractual liability covering its obligations under this Agreement, with a combined single limit of [* * *] on a per occurrence and aggregate basis, and (ii) product liability insurance including contractual liability for all products and completed operations and any work supplied pursuant to the terms and conditions of this Agreement, [* * *] on a per occurrence and aggregate basis, and (b) add Sunovion as an additional insured to all of the above stated policies.

13.2

Sunovion Insurance.  Sunovion shall (a) maintain general liability insurance including premises and operations, broad form property damage, independent contractors, and contractual liability covering its obligations under this Agreement, with a combined single limit of [* * *] on a per occurrence and aggregate basis, and (b) [* * *].

13.3

Claims-Made Policies.  If any of the above stated policies are on a claims-made basis, then the insured Party shall maintain such policy in effect through a period of not less than one (1) year following the termination or expiration of this Agreement.

14.	TERM; TERMINATION
14.1	Term. This Agreement shall become effective as of the Effective Date and, unless terminated earlier by a Party in accordance herewith, will expire upon the later of [* * *] (the “Term”).
14.2

Termination by for Material Breach.  Either Party may terminate this Agreement upon [* * *] prior written notice to the other Party if the other Party materially breaches this Agreement and fails to cure the breach during such notice period.

14.3

Termination for Insolvency.  Subject to applicable bankruptcy laws, either Party may terminate this Agreement effective immediately in the event that the other Party: (a) has become insolvent (defined as such Party being subject to a voluntary or involuntary bankruptcy petition which is not dismissed ) or has been dissolved or liquidated, has filed itself a petition, case or other proceeding under the applicable bankruptcy laws relating to bankruptcy, dissolution, liquidation, winding up or reorganization; (b) makes a general assignment for the benefit of creditors; or (c) has a receiver, custodian, trustee or other person exercising similar functions appointed for all or substantially all of its assets.

14.4	Product Divestiture.
14.4.1	In the event Urovant divests the Product to a Third Party during the Term, (a) Urovant shall provide written notice thereof to Sunovion, and (b)

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Sunovion may immediately terminate this Agreement as of the closing date of such divestiture.
14.4.2

If: (a)(i) the Agreement is terminated for any reason (other than for termination for Sunovion’s uncured material breach) or no reason at all; or (ii) the Product is withdrawn from the market (and such Product withdrawal is not caused, in whole or in part, by Sunovion); and (b) after (a)(i) or (a)(ii), Urovant divests the Product to a Third Party during the Repayment Term, then Urovant shall pay the Break-Up Fee pursuant to Section 14.7.1.

14.5

Termination for Change of Control.  In the event of a Change of Control of either Party, the other Party may terminate this Agreement upon [* * *] prior written notice to the Party that underwent a Change of Control (or its successor).

14.6	Termination by Urovant. Urovant may terminate this Agreement for any reason or no reason at all upon [* * *] prior written notice to Sunovion.
14.7	Effect of Termination or Expiration.
14.7.1

If Sunovion terminates this Agreement pursuant to Section 14.4.1 or the applicable event identified in Section 14.4.2 is met, then Urovant shall pay to Sunovion an amount equal to (a) [* * *], minus (b) [* * *] ((a) minus (b), the “Break-Up Fee”) within [* * *].

14.7.2

If Urovant terminates this Agreement pursuant to Section 14.3, 14.5, or 14.6, then Urovant’s obligations under ARTICLE 8 shall survive such termination until expiration of the Repayment Term; provided, that, if after the effective date of such termination and before the expiration of the Repayment Term, Urovant divests the Product to a Third Party, the terms of Section 14.7.1 shall apply.

14.7.3	Without limiting the foregoing, upon any expiration or termination of this Agreement, neither Urovant nor Sunovion will have any further obligations under this Agreement, except that:
(a)	the Parties shall be responsible for any obligation that accrued on or before the effective date of such termination or expiration;
(b)

each Party will promptly return to the other Party all Confidential Information and all copies of Confidential Information associated with this Agreement, provided that each Party may retain one copy of Confidential Information to determine its obligations hereunder, provided such Party’s obligations set forth in ARTICLE 9 shall continue to apply to such retained copy; and

(c)

the terms and conditions that expressly survive by their terms and ARTICLES 1 (Definitions), 9 (Confidentiality), 10 (Work Product; License Grant), 12 (Indemnification; Limitation of Liability), and 15

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(Miscellaneous), and Sections 8.3.1 (solely with respect to the last sentence) (Co-Promotion Payments), 8.5 (Taxes), 8.6 (Financial Records), 8.7 (Audit), and 14.7 (Effect of Termination or Expiration) will survive any such termination or expiration of this Agreement.

15.	MISCELLANEOUS
15.1

Notices.  All notices must be in writing and sent to the address for the recipient set forth below or at such other address as the recipient may specify in writing under this procedure.  All notices must be given (a) by personal delivery, with receipt acknowledged, or (b) by first class, prepaid certified or registered mail, return receipt requested, or (c) by prepaid national express delivery service.  Notices will be effective upon receipt or at a later date stated in the notice.

If to SUNOVION:	If to UROVANT:
Sunovion Pharmaceuticals Inc. 84 Waterford Drive Marlborough, MA 01752 Attn: President and CEO	Urovant Sciences GmbH c/o Urovant Sciences, Inc. 5281 California Avenue, Suite 100Irvine, CA 92617 Attn: President and CFO

With a copy to: Sunovion Pharmaceuticals Inc. 84 Waterford Drive Marlborough, MA 01752 Attn: General Counsel	With a copy to: Urovant Sciences GmbH c/o Urovant Sciences, Inc. 5281 California Avenue, Suite 100Irvine, CA 92617 Attn: General Counsel
With a copy to (which shall not constitute notice): Reed Smith LLP 506 Carnegie Center Suite 300 Princeton, NJ 08540-7839 Attn: Diane Frenier	With a copy to (which shall not constitute notice): O’Melveny & Myers LLP 610 Newport Center Drive, Suite 1700 Newport Beach, CA 92660 Attn: Mark Peterson and Geoff Kuziemko

15.2

Assignment.  Neither Party will assign, transfer or otherwise dispose of this Agreement in whole or in part to any Third Party without the prior written consent of the other Party; provided that each Party may assign this Agreement without such consent, in whole or in part, to any Affiliate; provided further that such Affiliate remains an Affiliate of the assigning Party during the Term.  Any successor or assignee of rights or obligations permitted hereunder must, in writing to the other Party, expressly assume performance of such rights or obligations.  Any permitted assignment will be binding on the successors of the assigning Party.  No assignment will relieve either Party of the performance of any

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accrued obligation that such Party may then have under this Agreement.  This Agreement shall be binding upon, and inure to the benefit of the Parties and their respective legal representatives, heirs, successors and permitted assigns.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.2 will be null, void and of no legal effect.

15.3	Change of Control.
15.3.1	Each Party (or its successor) shall provide the other Party with written notice of any Change of Control within [* * *] following the closing date of such transaction.
15.3.2

If: (a) Urovant undergoes a Change of Control and Sunovion does not terminate this Agreement pursuant to Section 14.5, or (b) Sunovion undergoes a Change of Control and Urovant does not terminate this Agreement pursuant to Section 14.5, then, in each case, the Party that undergoes a Change of Control shall (i) ensure that all activities performed by or on behalf of such Party for the benefit of its successor are kept separate from the activities performed under or in connection with this Agreement; and (ii) establish and cause its applicable Affiliates to establish reasonable internal safeguards that prevent any Confidential Information of the other Party from being utilized for the benefit of the successor of the Party that undergoes a Change of Control.

15.4

Independent Contractor.  All obligations of a Party will be rendered by such Party as an independent contractor of the other Party for federal, state and local income tax purposes and for all other purposes.  Neither Party will represent itself to be a partner or joint venturer of or with the other Party.

15.5

Severability; Reformation.  If for any reason a court of competent jurisdiction finds any provision of this Agreement or any portion of such a provision to be invalid or unenforceable, such provision will be reformed to the extent required to make the provision valid and enforceable to the maximum extent permitted by Applicable Law.

15.6

Entire Agreement.  This Agreement, including the attached Exhibits, each of which is incorporated herein, constitutes the entire agreement between the Parties with respect to the specific subject matter of this Agreement, and supersedes all negotiations, prior discussions, agreements or understandings, whether written or oral, with respect to the subject matter hereof.

15.7

Force Majeure.  Nonperformance of either Party shall be excused to the extent that such performance is rendered impossible by fire, flood, earthquake, mass disaster, governmental acts, orders or restrictions (including shelter in place orders, quarantine orders or curfews), terrorism, epidemic, pandemic (including COVID-19), or any other reason where failure to perform is beyond the reasonable control of the non-performing Party and is not caused by the non-performing Party’s negligence.  If any condition contemplated by this Section 15.7 shall continue for a period of sixty (60) days, the non-breaching Party shall have the

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option of terminating this Agreement and, in such event, neither Party shall incur any liability for performance or payment other than for performance of such Party’s respective obligations satisfactorily provided up to and including the date of termination.

15.8

Waiver and Amendments.  The failure of any Party to insist on the performance of any obligation hereunder will not be deemed to be a waiver of such obligation.  No waiver of any term, provision or condition of this Agreement in any one or more instances will be deemed to be or construed as a further or continuing waiver or a waiver of any other term, provision or condition of this Agreement.  No waiver, modification, release or amendment of any term, provision or condition of this Agreement (including the attached Exhibits) will be valid or effective unless evidenced by an instrument in writing executed by an officer authorized to execute such waiver, modification, release or amendment.

15.9

Governing Law. The validity, interpretation and enforcement of this Agreement, matters arising out of or related to this Agreement or its making, performance or breach, and related matters shall be governed by the laws of the State of Delaware without reference to choice of law doctrine.  The Parties expressly reject any application to this Agreement of (a) the United Nations Convention on Contracts for the International Sale of Goods, and (b) the 1974 Convention on the Limitation Period in the International Sale of Goods, as amended by that certain Protocol, done at Vienna on April 11, 1980.

15.10	Dispute Resolution.
15.10.1

  Subject to Section 2.6, if a dispute arises between the Parties in connection with or relating to this Agreement, including disputes that arise within the scope of the CPC, or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Section 15.10.  Any Dispute shall first be referred to the Chief Executive Officers of the Parties, who shall confer in good faith on the resolution of the issue.  Any final decision mutually agreed to by the Chief Executive Officers shall be conclusive and binding on the Parties.  If the Chief Executive Officers are not able to agree on the resolution of any such issue within [* * *] (or such other period of time as mutually agreed by the Chief Executive Officers) after such issue was first referred to them, then, either Party may, by written notice to the other Party, elect to escalate the Dispute to DSP.  In the event that DSP is unable to resolve a Dispute a Party may submit such Dispute to non-binding mediation.  In the event that non-binding mediation is unable to resolve such Dispute, a Party shall submit such Dispute to binding arbitration in accordance with Section 15.10.2.

15.10.2

  If any Dispute has not been resolved by good faith negotiations between the Parties pursuant to Section 15.10.1, then the Parties shall endeavor to settle the Dispute by submitting the matter to binding arbitration by the American Arbitration Association (“AAA”) in New York, New York.  Such arbitration may be conducted under the commercial rules then in effect for the AAA except as provided herein.  All such proceedings shall be held in English and a transcribed record prepared in English.  Each Party shall

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choose one (1) arbitrator within [* * *] of receipt of notice of the intent to arbitrate.  Such arbitrators shall thereafter choose a third arbitrator within [* * *] of their appointment.  Any arbitrator chosen by the Parties or arbitrators will not have a material financial interest in any Party and will have significant experience with the arbitration of similar large, complex, commercial disputes between pharmaceutical companies.  Each Party in any arbitration proceeding commenced hereunder shall bear such Party’s own costs and expenses (including expert witness and attorneys’ fees) of investigating, preparing and pursuing such arbitration claim.  Nothing in this Agreement shall be deemed as preventing either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the Dispute as necessary to protect either Party’s name, intellectual property or Confidential Information.  If the Dispute involves scientific or technical matters, any arbitrator chosen hereunder shall have educational training and/or experience sufficient to demonstrate a reasonable level of knowledge in the applicable field.  The award rendered by the arbitrators with respect to such Dispute shall be written, final and non-appealable, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The existence and contents of the arbitration shall be kept confidential by each Party except to the extent that disclosure may be required to fulfil a legal duty, protect or pursue a legal right, or enforce or challenge an award in legal proceedings.

15.11	Headings. This Agreement contains headings only for convenience and the headings do not constitute a form or part of this Agreement, and should not be used in the construction of this Agreement.
15.12	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together will constitute one and the same instrument.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, effective as of the Effective Date.

Sunovion Pharmaceuticals Inc.		Urovant Sciences, GmbH

By:	/s/ Thomas Gibbs	By:	/s/ Sascha Bucher

Name:	Thomas E. Gibbs	Name:	Sascha Bucher

Title:	SVP, Chief Commercial Officer	Title:	Director

Schedule 7.2.2 – PHARMACOVIGILANCE AGREEMENT

Confidential & Proprietary	[Signature Page to Co-Promotion Agreement]

Schedule 7.2.2

Pharmacovigilance Agreement

To be attached upon execution by the Parties.

Confidential & Proprietary